FILED
Secretary of State
State of Washington
Date Filed: 12/21/2018
Effective Date: 12/21/2018
UBI No: 603 011 278

ARTICLES OF AMENDMENT

OF

NEW AGE BEVERAGES CORPORATION

Pursuant to RCW 23B.06.020, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation, as amended:

FIRST: The name of the Corporation is New Age Beverages Corporation (the "Corporation")

SECOND: Article IV of the Articles of Incorporation, as amended, of the Corporation is amended to add the following section G creating a class of Series D Convertible Preferred Stock, the text of which is attached hereto as Exhibit A.

THIRD: The foregoing amendment was duly adopted by the Board of Directors of the Corporation on November 30, 2018, in accordance with the provisions of RCW 23B.06.020. Shareholder approval was not required.

Dated December 21, 2018

NEW AGE BEVERAGES CORPORATION

By: /s/ Brent Willis
Brent Willis
Chief Executive Officer

Work Order #: 2018122100607778 - 1
Received Date: 12/21/2018
Amount Received: $80.00

Exhibit A

Section G - Series D Convertible Preferred Stock

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series D Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be Forty Four Thousand (44,000) (which shall not be subject to increase without the written consent of holders of a majority in interest of the Preferred Stock then outstanding (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $0.001 (the "Stated Value").

Section 2. Definitions. For the purposes hereof, the following terms shall have the following meanings. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

"Adjusted EBITDA" means the net income before interest, income taxes, depreciation and amortization of the Surviving Corporation for the Calculation Period, determined in accordance with GAAP but applied and calculated in a manner consistent with the EBITDA calculation derived from the 2017 Audited Financial Statements for the Surviving Corporation, adjusted to exclude non-cash share based compensation, other income and other expenses,

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Calculation Period" means January 1, 2019 to December 31, 2019.

"Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Dividend Payment" means the dividend payable on the Dividend Payment Date.

"Dividend Multiple" means Five (5).

"Dividend Payment Date" shall mean April 15, 2020.

"EBITDA Threshold" means Twenty Million Dollars ($20,000,000).

"Holder" shall have the meaning given such term in Section 1.

"Liquidation" shall have the meaning set forth in Section 5.

"Maximum Milestone Dividend Payment" means Fifteen Million ($15,000,000) Dollars.

"Merger Agreement" shall mean that Agreement and Plan of Merger dated as of December 2, 2018 by and between the Corporation, New Age Health Sciences Holdings, Inc. and Morinda Holdings, Inc.

"Milestone Calculation Date" shall mean March 31, 2020.

"Morinda Representative" shall mean Kerry Orlo Asay.

"Per Share Milestone Dividend Payment" shall mean the quotient of (x) Fifteen Million Dollars ($15,000,000) divided by (y) the number of shares of Preferred Stock outstanding on the Dividend Payment Date.

Work Order #: 201812210060777 8 - 1
Received Date: 12/21/2018
Amount Received: $80.00

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Preferred Stock" shall have the meaning set forth in Section 1.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Stated Value" shall have the meaning set forth in Section 1.

"Trading Day" means a day on which the principal Trading Market is open for business.

"Trading Market" means the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTCQB of the OTC Markets marketplace (or any successors to any of the foregoing).

"Transfer Agent" means ClearWater Trust, LLC, the current transfer agent of the Corporation, with a mailing address of 1650 Pointe Village Dr., Suite 205, Lutz, FL 33558, and any successor transfer agent of the Corporation.

"VWAP" means, for any security as of any date, the dollar volume-weighted average price for such security on the Trading Market during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its "HP" function set to "weighted average" or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the .over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Corporation and such Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

Section 3. Dividends. (a) Annual Dividend. For as long as any Preferred Stock remains outstanding, the Preferred Stock shall receive an aggregate annual dividend (the "Annual Dividend") equal to 1.5% of the Maximum Milestone Dividend Payment on a pro rata basis on the outstanding shares of Preferred Stock, payable quarterly on March 31, June 30, September 30 and December 31 of each year (the "Annual Dividend Date"), with the first dividend payable for the period commencing on the Closing Date.

(b) Milestone Dividend. The holders of shares of the Preferred Stock shall be entitled to receive a dividend (the "Milestone Dividend") equal to the Per Share Milestone Dividend Payment, as adjusted pursuant to the terms herein, for each share of Preferred Stock held on the Dividend Payment Date, payable on the Dividend Payment Date, subject and pursuant to the terms below.

(c) Within ten (10) days of the Milestone Calculation Date, the Chief Financial Officer shall prepare and deliver to the Morinda Representative a statement setting forth the Adjusted EBITDA of the Surviving Corporation, on a stand-alone basis (the "Dividend Calculation Statement"), setting forth in reasonable detail its determination of Adjusted EBITDA for the Calculation Period and its calculation of the resulting Dividend Payment (the "Dividend Calculation"). The Morinda Representative shall have ten (10) days after receipt of the Dividend Calculation Statement (the "Review Period") to review the Dividend Calculation Statement and the Dividend Calculation set forth therein. During the Review Period, the Morinda Representative shall have the right to inspect the Corporation's books and records during normal business hours at the Corporation's offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Adjusted EBITDA and the resulting Dividend Payment. Prior to the expiration of the Review Period, the Morinda Representative may object to the Dividend Calculation set forth in the Dividend Calculation Statement for the applicable Calculation Period by

Work Order #: 2018122100607778 - 1
Received Date: 12/21/2018
Amount Received: $80.00

delivering a written notice of objection (a "Dividend Calculation Objection Notice") to the Corporation. Any Dividend Calculation Objection Notice shall specify the items in the applicable Dividend Calculation disputed by the Morinda Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Morinda Representative fails to deliver a Dividend Calculation Objection Notice to the Corporation prior to the expiration of the Review Period, then the Dividend Calculation set forth in the Dividend Calculation Statement shall be final and binding on the parties hereto. If the Morinda Representative timely delivers a Dividend Calculation Objection Notice, Corporation and the Morinda Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Adjusted EBITDA and the Dividend Payment for the Calculation Period. If the Corporation and the Morinda Representative are unable to reach agreement within ten (10) days after such an Dividend Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants, other than the Morinda Representative's Accountants or Corporation's Accountants, appointed by mutual agreement of the Corporation and the Morinda Representative (the "Independent Accountant"). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Dividend Calculation as promptly as practicable, but in no event greater than fifteen (15) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Dividend Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, the Corporation and the Morinda Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the Corporation and the Morinda Representative, and not by independent review. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the applicable Dividend Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by the Morinda Representative and Corporation in proportion to the amounts by which their respective calculations of Adjusted EBITDA differ from Adjusted EBITDA as finally determined by the Independent Accountant.

(d) If the Adjusted EBITDA for the Calculation Period of the Surviving Corporation is at least the EBITDA Threshold then the Corporation shall pay each Holder, on the Dividend Payment Date, an amount equal to the Per Share Milestone Dividend Payment multiplied by the number of shares owned by the Holder. If the Adjusted EBITDA of the Surviving Corporation is less than the EBITDA Threshold, then the Corporation shall pay each Holder on the Dividend Payment Date, an adjusted Per Share Milestone Dividend Payment equal to:

$$\frac{E - [(B-A) \times (C)]}{D}$$

A=Actual Adjusted EBITDA for the Calculation Period
B=EBITDA Threshold
C=Dividend Multiple
D=Total number of shares of Preferred Stock outstanding on the Dividend Payment Date
E=Maximum Milestone Dividend Payment

Notwithstanding anything to the foregoing, in no event shall the Corporation be required to pay more than the Maximum Milestone Dividend Payment to the holders of Preferred Stock, in the aggregate. If the Adjusted EBITDA is less than the threshold and the calculation above equals a negative number, then the Corporation will have no obligation to pay any Dividend to any of the Holders.

(e) Post-closing Operation of the Surviving Corporation. Subject to the terms of this Certificate of Designations and the Merger Agreement, subsequent to the Closing, the Corporation shall have sole discretion with regard to all matters relating to the operation of the Surviving Corporation; provided, that (1) the Corporation shall use commercially reasonable efforts to market and sell the Surviving Corporation's products and to maximize the Adjusted EBITDA, and (2) not, directly or indirectly, take, or fail to take, in bad faith, any actions that would have the purpose of avoiding or reducing Adjusted EBITDA. In addition, in the event of a change in control of the

Work Order #: 2018122100607778 - 1
Received Date: 12/21/2018
Amount Received: $80.00

Surviving Corporation or the Corporation prior to the Dividend Payment Date, the Corporation will pay the Holders the Maximum Milestone Dividend Payment upon the closing of such change in control. For purposes of this section, a change in control will be deemed to occur upon the consummation of a merger or consolidation of the Corporation or the Surviving Corporation with or into another entity, the sale of a majority of shares of the Corporation or Surviving Corporation, or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation or the Surviving Corporation.

(f) No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Dividend Payment shall not be represented by any form of certificate or other instrument (other than the Preferred Stock certificate), are transferable, and do not constitute an equity or ownership interest in Corporation or the Surviving Corporation (except for equity rights associated with the Preferred Stock), (ii) no Holder shall have any rights as a securityholder of Corporation or the Surviving Corporation as a result of its contingent right to receive any Dividend Payment hereunder (except for equity rights associated with the Preferred Stock), and (iii) no interest is payable with respect to any Dividend Payment, except interest at the rate of 3% shall be paid on any unpaid Dividend not paid within 15 days after the due date.

(g) Payment of Dividends. At the option of the Corporation, the Corporation may pay all or any portion of any Milestone Dividends and Annual Dividends on the Preferred Stock in shares of Common Stock, with each share of Common Stock being valued for this purpose as the VWAP of the Common Stock for the five trading days immediately prior to the Dividend Payment Date or the Annual Dividend Date, as applicable. In order to pay the dividends in Common Stock, the Corporation must provide the Holders of the Preferred Stock with at least 10 days' notice, prior to the Dividend Payment Date or the Annual Dividend Date, as applicable, of its election to pay any dividend in shares of Common Stock (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice).If the Corporation elects to pay all or any portion of any Milestone Dividends or Annual Dividends on the Preferred Stock in shares of Common Stock, it will, prior to issuance of such shares of Common Stock, cause a registration statement on Form S-1 or Form S-3 under the Securities Act of 1933, as amended, to be declared effective (and remain effective) by the Securities and Exchange Commission covering the issuance or resale of such shares of Common Stock such that upon receipt of such shares of Common Stock, each Holder can sell such shares of Common Stock without reliance upon Rule 144 or other exemption until such time as such shares of Common Stock can be sold pursuant to Rule 144 without regard to volume limitations. In the event such registration statement is not declared effective by the time of the issuance of such shares of Common Stock, the Corporation will not have the option to pay such portion of any Milestone Dividends or Annual Dividends on the Preferred Stock in shares of Common Stock and instead will pay such portion of any Milestone Dividends or Annual Dividends in cash.

(h) Issuance Restrictions. If the Corporation has not obtained the approval of its shareholders in accordance with NASDAQ Listing Rule 5635(d), then the Corporation may not elect to issue as payment for dividends pursuant to Section 3(g) herein, a number of shares of Common Stock, which, when aggregated with any shares of Common Stock issued or issuable pursuant to the Merger Agreement, would exceed 19.99% of the shares of Common Stock issued and outstanding as of the Closing Date, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Merger Agreement. In the event that the Corporation cannot issue shares of Common Stock due to the limitations contained in this Section 3(h), it will instead make such payments in cash.

Section 4. Voting Rights. Except as required by the laws of the State of Washington, Holders of Preferred Stock shall not possess any voting rights.

Section 5. Liquidation. Subject to Section 3(e), upon the complete liquidation, dissolution or winding-up of the Corporation pursuant to the federal bankruptcy laws, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets, whether capital or surplus, an amount per share equal to the Stated Value, which shall be paid before payment to all holders of Common Stock but after payment to any other outstanding shares of any other series of preferred stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Termination. At the close of business on the Dividend Payment Date, all shares of Preferred Stock shall automatically terminate and return to the authorized but unissued capital stock of the Corporation,

Work Order #: 2018122100607778 - 1
Received Date: 12/21/2018
Amount Received: $80.00

regardless of whether all or any portion of the Dividend Payment is paid. Notwithstanding the foregoing, it is understood that a Dividend Payment may be received by a Holder after the Dividend Payment Date and the termination of the Preferred Stock shall not terminate the Corporation's obligations to pay the Dividend Payment, if required pursuant to the terms hereunder.

Section 7. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, shall be in writing and delivered personally, by facsimile or email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at its principal offices Attention: Chief Financial Officer. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or email, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereby (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the courts of the State of Washington (the "Courts"). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Courts, or such Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

Work Order #: 2018122100607778 - 1
Received Date: 12/21/2018
Amount Received: $80.00

e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Redeemed or Reacquired Preferred Stock. If any shares of Preferred Stock shall be redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Convertible Preferred Stock.

Work Order #: 2018122100607778 - 1
Received Date: 12/21/2018
Amount Received: $80.00